Exh. 3-a

                      CERTIFICATE OF AMENDMENT OF THE

                      CERTIFICATE OF INCORPORATION OF

                                CENTALE, INC.

             (under Section 805 of the Business Corporation Law)

        The undersigned, being the President of Centale, Inc., hereby certifies:

        FIRST: The name of the corporation is Centale, Inc.

        SECOND: The Certificate of Incorporation of the corporation was filed by the Department of State of the State of New York on November 12, 1998.
The name under which the corporation was formed is Safe Harbour Health Care Properties, Ltd.

        THIRD: The amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to increase the aggregate number of shares which the corporation shall have authority to issue from 30,000,000 shares, of which 25,000,000 are Common Shares having a par value of $.01 per share and 5,000,000 are Preferred Shares having a par value of $.01 per share to 260,000,000 shares, of which 250,000,000 shall be designated as Common Shares having a par value of $.01 per share and 10,000,000 shall be designated as Preferred Shares having a par value of $.0l per share. The amendment increases the number of shares of each class that the corporation has the authority to issue. Neither the issued nor the unissued shares are changed by the amendment.

        FOURTH: To accomplish the foregoing amendment, Paragraph "FOURTH" of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the corporation is authorized to issue, the par value thereof, and the classes into which the shares are divided, is hereby amended to read as follows:

        FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 260,000,000 shares, which are divided into 10,000,000 Preferred Shares of a par value of $.01 each, and 250,000,000 Common Shares of a par value of $.01 each. Subject to the provisions of Section 502 of the Business Corporation Law, the Board of Directors of the Corporation is authorized to provide for the issuance from time to time of Preferred Shares in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series.

        FIFTH: The foregoing amendment of the Certificate of Incorporation was authorized by the unanimous written consent of the directors of the Corporation. The foregoing amendment was then authorized, pursuant to
Section 615 of the Business Corporation Law, by the written consent of the holders of a majority of the shares of the Corporation entitled to vote, and prompt written notice of said action to the shareholders as required by said
Section 615.

        IN WITNESS WHEREOF, I have subscribed this document on the forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated: November 25, 2005



/s/ Juan Ferreira
------------------------
Juan Ferreira, President